Exhibit F-1

                       Bamberger, Foreman, Oswald & Hahn
                           7th Floor Hulman Building
                                  P.O. Box 657
                           Evansville, Indiana 47704
                                 (812)425-1591

                               September 18, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                  We are counsel to Southern Indiana Gas and Electric Company ("SIGECO") and its subsidiary SIGCORP, Inc. ("SIGCORP"). We have examined SIGCORP's Application on Form U-1 (File No. 70- 8635) filed on May 19, 1995 with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1933, as amended (the "Act"), as amended by Amendment No. 1 thereto on Form U-1/A filed the date hereof (the "Application"), requesting an order of the Commission under the Act (i) approving the acquisition by SIGCORP of all of the 15,754,826 outstanding shares of Common Stock, without par value, of SIGECO (the "SIGECO Shares") in connection with the proposed exchange of 15,754,826 shares of SIGCORP Common Stock, without par value (the "Shares") for the SIGECO shares (the "Exchange") and (ii) granting SIGCORP and its subsidiaries, upon consummation of such Exchange and reorganization, an exemption under Section 3(a)(1) of the Act from all provisions of the Act except Section 9(a)(2). The Exchange is to be effected by means of an Agreement and Plan of Exchange, dated as of January 13, 1995 (the "Plan"), between SIGECO and SIGCORP, a copy of which is included as an exhibit to the Application.

                  Based upon our examination of the Application and such other instruments, documents and matters of law as we have deemed requisite, we are of the opinion that:

                  1. SIGCORP and SIGECO have been duly incorporated and are validly existing under the laws of the State of Indiana, with full power and authority (corporate and other) to own its properties and conduct its business as described in the Application; to the best of our knowledge, neither SIGCORP nor SIGECO is qualified as a foreign corporation in any jurisdiction and the natures of their respective operations are such that they are not required to be so qualified.

                  2.  Assuming  the  proposed   Exchange  is   accomplished   in
         accordance with the Plan and as described in the Application: (i) all laws of the State of Indiana applicable


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         to the Exchange will have been complied  with,  (ii) the Shares will be legally issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights appertaining thereto set forth in the Restated Articles of Incorporation of SIGCORP, (iii) SIGCORP will legally acquire the SIGECO Shares and (iv), the consummation of the transactions proposed in said Application will not violate the legal rights of the holders of any securities issued by SIGECO or any associate company thereof.

                  We hereby consent to the filing of this opinion as an exhibit to the Application.

                                       Very truly yours,


                                       Bamberger, Foreman, Oswald & Hahn

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